Exhibit 10.30

STOCK PURCHASE AND SATISFACTION OF DEBT AGREEMENT

STOCK PURCHASE AND SATISFACTION OF DEBT AGREEMENT

THIS STOCK PURCHASE AND SATISFACTION OF DEBT AGREEMENT (this “Agreement”), is made as of the 1st day of February, 2026 (the “Effective Date”), by and among Healthier Choices Management Corp., a Delaware corporation (the “Company”), and Healthy Choice Wellness Corp., a Delaware corporation (“HCWC”).

WHEREAS, the Company and HCWC were parties to that certain agreement for the sharing of services and HCWC made loans to the Company in the aggregate principal amount of $3,949,830.00 (the “Debt”);

WHEREAS, HCWC wishes to convert its right to receive all amounts due and owing for the Debt into the right to receive shares of common stock of the Company (the “Common Stock”) at an agreed upon price of $0.00009 (“Share Price”); and

WHEREAS, the Company desires to issue to HCWC shares of the Common Stock at Closing (defined below), and each of the parties desires to enter into the other transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing premises, which are an integral part hereof, and in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	Purchase and Sale of Common Stock; Satisfaction of Debt.

1.1	Sale and Issuance of Common Stock.

(a) Subject to the terms and conditions of this Agreement, HCWC agrees to purchase at the Closing, through the conversion of all of its rights under the Debt, including, without limitation, its right to receive payments of principal and interest under its Debt, and the Company agrees to sell and issue to HCWC at the Closing a number of shares of Common Stock equal to the Debt divided by the Share Price (the “Shares”).

1.2 Satisfaction of the Debt; Release of Liens. At and concurrently with the Closing and upon the issuance of the Shares, HCWC, automatically and without the need for any further documentation or action, (i) Debt shall be deemed satisfied and paid in full; and (ii) HCWC hereby forever fully releases, remises, acquits and discharges the Company, and any and all of its respective predecessors and successors, and their respective Affiliates subsidiaries, officers, directors, agents, attorneys, employees and assigns (hereafter collectively referred to as “Releasees”) from the debt repayment obligations under its Debt, and covenants not to sue or otherwise institute or cause to be instituted or any way participate in (except at the request of the Company) legal or administrative proceedings against Releasees with respect to the Debt and any indebtedness thereunder.

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1.3 Closing. The purchase and sale of the Shares shall take place remotely via the exchange of documents and signatures, at the office of Cozen O’Connor, located at 200 South Biscayne Boulevard, Suite 3000, Miami, FL 33131, at 4:00 p.m. on the date hereof, or at such other time and place as the Company and HCWC mutually agree upon in writing (which time and place are designated as the “Closing”).

1.4 Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a) “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

(b) “Code” means the Internal Revenue Code of 1986, as amended.

(c) “Knowledge” including the phrase “to the Company’s knowledge” shall mean the actual knowledge after reasonable investigation of the Company’s executive officers.

(d) “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Company which would result (or would likely result) in a claim, damage, loss or liability to the Company in excess of $100,000.

(e) “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(f) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to HCWC that the following representations will be true and complete as of the date of the Closing:

2.1 Organization, Good Standing, Company Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as presently proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

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2.2	Capitalization.

(a) The authorized capital of the Company consists, immediately prior to the Closing, of:

(i) 750 billion shares of common stock, $0.0001 par value per share (the “Common Stock”), 483 billion shares of which are issued and outstanding immediately prior to the Closing;

(ii) (A) 14.7 million shares of preferred stock have been designated as Series E Preferred Stock, of which 1.1 million are issued and outstanding immediately prior to the Closing.

2.3 Authorization. All action required to be taken by the Company’s directors and stockholders in order to authorize the Company to enter into this Agreement and to authorize and issue the Common Stock at the Closing has been taken or will be taken prior to the Closing. All action on the part of the officers of the Company necessary for the execution and delivery of this Agreement, the performance of all obligations of the Company under this Agreement to be performed as of the Closing, and the issuance and delivery of the Shares has been taken or will be taken prior to the Closing. This Agreement, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms (assuming due authorization, execution and delivery by each other party thereto), except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in this Agreement may be limited by applicable federal or state securities laws.

2.4 Valid Issuance of the Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by HCWC. Assuming the accuracy of the representations of HCWC in Section 3 of this Agreement, the Shares will be issued in compliance with all applicable federal and state securities laws.

2.5 Governmental Consents and Filings. Assuming the accuracy of the representations made by HCWC in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to Regulation D of the Securities Act, and applicable state securities laws, which have been made or will be made in a timely manner.

2.6 Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the Company’s knowledge, threatened (i) against the Company; (ii) against any officer or director of the Company arising out of their employment or board relationship with the Company; or (iii) to the Company’s knowledge, that questions the validity of this Agreement or the right of the Company to enter into them, or to consummate the transactions contemplated by this Agreement.

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2.7 Compliance with Charter Documents and Law. The Company is not in violation or default (i) of any provisions of its Certificate of Incorporation or Bylaws, or (ii) of any provision of any material federal or state statute, rule or regulation applicable to the Company or its business. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (a) a default under any such provision, statute or regulation; or (b) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

3. Representations and Warranties of HCWC. HCWC hereby represents and warrants to the Company that the following representations will be true and complete as of the date of the Closing.

3.1 Organization, Good Standing, and Company Power. HCWC is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or formation, as applicable, and has all requisite corporate or limited partnership, as applicable, power and authority to carry on its business as presently conducted and as presently proposed to be conducted.

3.2 Authorization. HCWC has full power and authority to enter into this Agreement. All action required to be taken by HCWC in order to authorize it to enter into this Agreement and consummate the transactions contemplated thereby has been taken or will be taken prior to the Closing. This Agreement when executed and delivered by HCWC, will constitute valid and legally binding obligations of HCWC, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, or (b) to the extent the indemnification provisions contained in this Agreement may be limited by applicable federal or state securities laws.

3.3 Purchase Entirely for Own Account. This Agreement is made with HCWC in reliance upon HCWC’s representation to the Company, which by HCWC’s execution of this Agreement, HCWC hereby confirms, that the Shares to be acquired by HCWC will be acquired for investment for HCWC’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that HCWC has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, HCWC further represents that it does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares.

3.4 Disclosure of Information. HCWC has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management and has had an opportunity to review the Company’s facilities and the Restated Certificate, and other financial and corporate records. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of HCWC to rely thereon.

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3.5 Restricted Securities. HCWC understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of HCWC’s representations as expressed herein. HCWC understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, HCWC must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. HCWC acknowledges that the Company has no obligation to register or qualify the Shares for resale. HCWC further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of HCWC’s control, and which the Company is under no obligation and may not be able to satisfy.

3.6 Accredited Investor. HCWC is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

4. Conditions to HCWC Obligations at Closing. The obligations of HCWC to purchase the Shares at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

4.1 Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and correct in all material respects as of the Closing.

4.2 Performance. The Company shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before the Closing.

5. Conditions to the Company’s Obligations at Closing. The obligations of the Company to sell the Shares to HCWC at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

5.1 Representations and Warranties. The representations and warranties of HCWC contained in Section 3 shall be true and correct in all material respects as of the Closing.

5.2 Performance. HCWC shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

6.	Miscellaneous.

6.1 Survival. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and HCWC contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period of twelve (12) months therefrom, and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of HCWC or the Company. Each of the covenants of the Company and HCWC, contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing until such covenant is performed.

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6.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.3 Governing Law. This Agreement shall be governed by the internal law of the State of Delaware without regard to any conflicts of laws provisions that would require the application of the laws of any other state.

6.4 Counterparts. This Agreement may be executed in two (2) or more written, facsimile, PDF or other electronically delivered counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.6 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address listed on the U.S Securities and Exchange Commission filings, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 6.6.

6.7 No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. HCWC agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its officers, employees or representatives is responsible. The Company agrees to indemnify and hold harmless HCWC from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

6.8 Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and HCWC. Any amendment or waiver effected in accordance with this Section 6.8 shall be binding upon HCWC and each transferee of the Shares, each future holder of all such securities, and the Company.

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6.9 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.10 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing approved by both parties, and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.11 HCWC Put Right. If at any time prior to December 31, 2023 (the “Expiration Date”) (a) the Company has in excess of $7 million in cash or cash equivalents on its balance sheet (“Exercise Threshold”) and (b) a stock repurchase would be permissible pursuant to the laws of the State of Delaware, HCWC may in its sole discretion elect to require the Company to repurchase all or a portion of the Shares at the Share Price (the “Put Right”). To exercise the Put Right, HCWC must provide written notice of (1) its election to exercise the Put Right, (2) the number of Shares it wishes to sell and (3) the date its wishes to sell the Shares. The Company agrees to promptly notify HCWC if it meets or exceeds the Exercise Threshold. HCWC may exercise the Put Right up to three times prior to the Expiration Date. HCWC agrees that any Shares it sells pursuant to the Put Right will not be subject to any liens or any encumbrances and such sale will not be in violation of any agreement of HCWC.

6.12 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

Waiver of Jury Trial: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE SHARES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL

Each party will bear its own costs in respect of any disputes arising under this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have executed this Stock Purchase and Satisfaction of Debt Agreement as of the date first written above.

COMPANY:
Healthier Choices management corp., a Delaware corporation

By:	/s/ Christopher Santi
Name:	Christopher Santi
Title:	President

Healthy Choice WELLNESS corp., a Delaware corporation

By:	/s/ John Ollet
Name:	John Ollet
Title:	Chief Financial Officer

[Signature Page to Stock Purchase and Satisfaction of Debt Agreement]